PROSPECTUS Dated March 29, 1995                   Pricing Supplement No. 53 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 33-57833
Dated March 29, 1995                   Dated February 22, 1996; Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES E
            Senior Euro Fixed Rate Bearer Notes Due March 25, 1999

The Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Bearer Notes Due March 25, 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. (the "Company") prior to the Maturity Date other than under the circumstances described under "Description of Notes - Tax Redemption" in the accompanying Prospectus Supplement.

   The Notes will be issued only in bearer form, which form is further described under "Description of Notes - Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form.

The Notes are further described under "Description of Notes - Fixed Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.



PRINCIPAL AMOUNT:                        INITIAL REDEMPTION DATE:               APPLICABILITY OF MODIFIED
  YEN 500,000,000                          N/A                                  PAYMENT UPON ACCELERATION:
                                                                                  N/A
MATURITY DATE:                           INITIAL REDEMPTION
  March 25, 1999                         PERCENTAGE:  N/A                       IF YES, STATE ISSUE PRICE:  N/A

DATE OF ISSUANCE AND                     ANNUAL REDEMPTION                      OPTIONAL REPAYMENT DATE(S):
SETTLEMENT DATE:                         PERCENTAGE REDUCTION:                    N/A
  March 25, 1996                           N/A
                                                                                DENOMINATIONS:
INTEREST ACCRUAL DATE:                   INITIAL ACCRUAL PERIOD OID:              YEN 100,000,000
  March 25, 1996                           N/A
                                                                                SPECIFIED CURRENCY:
TOTAL AMOUNT OF OID:                     INTEREST RATE:  2.12%                    Japanese Yen
  N/A
                                         INTEREST PAYMENT DATES:                CALCULATION AGENT:
ORIGINAL YIELD TO MATURITY:               The twenty-fifth day of March in        N/A
  N/A                                     each year commencing March 25,
                                          1997, or if such day is not a         COMMON CODE: 6440703
ISSUE PRICE:                              Business Day, the next succeeding
  100.25%                                 Business Day                          ISIN: XS0064407033

REDEMPTION PRICE:  100.00%               BUSINESS DAYS:
                                           Tokyo, London, New York
PAYING AGENT:
  Chemical Bank N.A.
  (London Branch)


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                       Morgan Stanley & Co.International